Exhibit 14

                           HUDSON HOLDING CORPORATION

           CODE OF BUSINESS CONDUCT AND ETHICS AND COMPLIANCE PROGRAM

                 ADOPTED BY THE BOARD OF DIRECTORS JUNE 27, 2006

The upholding of a strong sense of ethics and integrity is of the highest importance to Hudson Holding Corporation (the "Company") and critical to its success in the business environment. The Company's Code of Business Conduct and Ethics and Compliance Program (the "Code of Ethics") embodies the Company's commitment to such ethical principles and sets forth the responsibilities of the Company to its shareholders, employees, customers, lenders and other stakeholders. The Company's Code of Ethics addresses general business ethical principles, conflicts of interests, special ethical obligations for employees with financial reporting responsibilities, insider trading laws, reporting of any unlawful or unethical conduct, political contributions and other relevant issues.

GENERAL PRINCIPLES

It is the Company's firm belief that effective business relationships can only be built on mutual trust and fair dealing. The Company and all its directors, officers and employees, to whom the Company's Code of Ethics is applicable, will conduct themselves in accordance with the standards established herein.

The Company's Code of Ethics outlines the fundamental principles of legal and ethical business conduct as adopted by the Board of Directors of the Company. It is not intended to be a comprehensive list addressing all legal or ethical issues which may confront the Company's personnel. Hence, it is essential that all personnel subject to the Company's Code of Ethics employ good judgment in the application of the principles contained herein.

CONFLICTS OF INTEREST

Directors, officers and employees of the Company are expected to make decisions and take actions based on the best interests of the Company, as a whole, and not based on personal relationships or other professional relationships of or benefits to individuals. Generally, a "conflict of interest" is an activity that it inconsistent with or opposed to the best interest of the Company or one which gives the appearance of impropriety. As conflicts of interest can compromise the ethical behavior of Company personnel, they should be avoided.

Employees should avoid any relationship which would create a conflict of interest. Employees are expected to disclose such relationships and conflicts to their immediate supervisors. Conflicts of interest involving those with whom the Company does business should also be disclosed in writing to such third parties. Any waivers of conflicts of interest must be approved by the Board of Directors or an appropriate committee.

Members of the Board of Directors are to disclose any conflicts of interest and potential conflicts of interest to the entire Board of Directors as well as the committees on which they serve. Directors are to recuse themselves from participation in any decision of the Board or a committee thereof in any matter in which there is a conflict of interest or potential conflict of interest.

Set forth below is specific guidance in respect to certain conflicts of interest situations. As it is not possible to list all conflicts of interest situations, it is the responsibility of the individual, ultimately, to avoid and properly address any situation involving a conflict of interest or potential conflict of interest. Company personnel who wish to obtain clarification of the Company's conflicts of interest principles or further guidance with respect to the proper handling of any specific situation should consult his or her immediate supervisor, the Company's legal department or the Company's outside legal counsel.

Interest in Other Businesses: All Company's directors, officers and employees and their family members must avoid any direct or indirect financial relationship with third parties with whom the Company has relationships which would involve a conflict of interest or a potential conflict of interest or compromise the individual's loyalty to the Company. Written permission must be obtained from the Company's legal department before any such individual commences an employment, business or consulting relationship with third parties with whom the Company has relationships.

Outside Directorships: All Company's directors, officers and employees may serve on the boards of directors of other profit-making organizations only if written permission is obtained from the Company's legal department prior to acceptance thereof. Any outside directorships held at the time of adoption of this Code of Ethics by the Company must be disclosed to the legal department which will make a determination as to whether such outside directorships may be continued. No Company's officers and employees may serve on the boards of directors of any business organization which is a competitor of the Company.

Individuals who serve as directors of other companies with the written permission of the Company may retain any compensation earned from that outside directorship to the extent permitted under applicable rules and regulations of the Securities and Exchange Commission, and other regulatory bodies or unless otherwise specifically prohibited by the Company. Unless otherwise specifically authorized, individuals may not receive any form of compensation (whether in the form of cash, stock or options) for service on a board of director of another business organization if such service is at the request of the Company or in connection with the investment of the Company in such business organization. All individuals must recuse themselves from any matters pertaining to the Company and the business organization of which they are directors.

The Company reserves the right to request any individual to resign their positions as directors of other business organizations if determined to be in the best interests of the Company notwithstanding that prior approvals for such service had previously been given. The Company may terminate its relationship with any individual who does not comply with the Company's request in this regard.

Proper Payments: All individuals should pay for and receive only that which is proper. Company personnel should not make improper payments for the purposes of influencing another's acts or decisions and should not receive any improper payments or gifts from others for the purposes influencing the decisions or actions of Company's personnel. No individual should give gifts beyond those extended in the context of normal business circumstances. Company personnel must observe all government restrictions on gifts and entertainment.

Supervisory Relationships: Supervisory relationships with family members present special workplace issues. Accordingly, Company personnel must avoid a direct reporting relationship with a family member or any individual with whom a significant relationship exists. If such a relationship exists or occurs, the individuals involved must report the relationship in writing to the Board of Directors.


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

FINANCIAL REPORTING RESPONSIBILITIES

As a public company, it is of critical importance that the Company's filings with the Securities and Exchange Commission, and other relevant regulatory authorities and its public communication be accurate and timely. Hence, all Company personnel are obligated to provide information to ensure that the Company's publicly filed documents and public communications be complete and accurate. All Company personnel must take this responsibility seriously and provide prompt and accurate answers and responses to inquiries related to the Company's public disclosure requirements.

The Chief Executive Officer and the Chief Financial Officer of the Company have the ultimate responsibilities of ensuring the integrity of the filings and disclosure made by the Company as required by the rules and regulations of the Securities and Exchange Commission, and other relevant regulatory authorities and the public communications made by the Company. In the performance of their duties relating to the Company's public disclosure obligations, the Chief Executive Officer, the Chief Financial Officer and all Company personnel must:

      o     Act with honesty and integrity

      o Provide information that is accurate, complete, objective, fair and timely

      o     Comply  with  rules  and  regulations  of  federal,  state and local
            governments  and  other  relevant  public  and  private   regulatory
            authorities

      o     Act in good faith with due care, competence and due diligence

      o Respect the confidentiality of information acquired in the course of the performance of one's duties

      o     Promote ethical and proper behavior in the work environment

      o Report to the Chairman of the Audit Committee any conduct that the individual believes to be a violation of any law, regulation, or the Company's Code of Ethics.

INSIDER TRADING

It is the policy of the Company to prohibit the unauthorized disclosure of any nonpublic information acquired in the workplace and the misuse of material nonpublic information in securities trading. It is not possible to define all categories of material information. However, information should be regarded as material if there is a reasonable likelihood that it would be considered important to an investor in making an investment decision regarding the purchase or sale of the Company's securities. Nonpublic information is information that has not been previously disclosed to the general public and is otherwise not available to the general public. While it may be difficult to determine whether particular information is material, there are various categories of information that are particularly sensitive and, as a general rule, should always be considered material. In addition, material information may be positive or negative. Examples of such information may include:

      o     Financial results

      o     Projections of future earnings or losses

      o     Major contract awards, cancellations or write-offs

      o     Joint ventures with third parties

      o     Research milestones

      o     News of a pending or proposed merger or acquisition


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

      o     News of the disposition of material assets

      o     Impending bankruptcy or financial liquidity problems

      o     Gain or loss of a substantial customer or supplier

      o     New product announcements of a significant nature

      o     Significant pricing changes

      o     Stock splits

      o     New equity or debt offerings

      o     Significant   litigation   exposure  due  to  actual  or  threatened
            litigation

      o     Changes in senior management

      o     Capital investment plans

      o     Changes in dividend policy

Trading on Material Nonpublic Information: With certain limited exceptions, no officer or director of the Company, no employee of the Company or its subsidiaries and no consultant or contractor to the Company or any of its subsidiaries and no members of the immediate family or household of any such person, shall engage in any transaction involving a purchase or sale of the Company's securities, including any offer to purchase or offer to sell, during any period commencing with the date that he or she possesses material nonpublic information concerning the Company, and ending at the close of business on the second trading day following the date of public disclosure of that information, or at such time as such nonpublic information is no longer material. The term "trading day" shall mean a day on which national stock exchanges and the NASDAQ National Market are open for trading.

Tipping: No insider shall disclose ("tip") material nonpublic information to any other person (including family members) where such information may be used by such person to his or her profit by trading in the securities of companies to which such information relates, nor shall such insider or related person make recommendations or express opinions on the basis of material nonpublic information as to trading in the Company's securities.

Regulation  FD (Fair  Disclosure)  implemented  by the  Securities  and Exchange
Commission provides that when the Company, or person acting on its behalf, discloses material nonpublic information to certain enumerated persons (in general, securities market professionals and holders of the Company's securities who may well trade on the basis of the information), it must make public disclosure of that information. The timing of the required public disclosure depends on whether the selective disclosure was intentional or unintentional; for an intentional selective disclosure, the Company must make public disclosures simultaneously; for a non-intentional disclosure the Company must make public disclosure promptly. Under the regulation, the required public disclosure may be made by filing or furnishing a Form 8-K, or by another method or combination of methods that is reasonably designed to effect broad, non-exclusionary distribution of the information to the public.

It is the policy of the Company that all communications with the press be handled through Martin Cunningham or Keith Knox.

Confidentiality of Nonpublic Information: Nonpublic information relating to the Company is the property of the Company and the unauthorized disclosure of such information is strictly forbidden.

Applicability  of Insider Trading  Regulations to Securities of Other Companies:
The insider trading guidelines described herein also apply to material nonpublic information relating to other companies, including the Company's customers, vendors or suppliers ("business partners"), when that information is obtained in the course of employment with, or other services performed on behalf of the Company. All employees should treat material nonpublic information about the Company's business partners with the same care as is required with respect to information relating directly to the Company.


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

Please refer to the Company's Insider Trading Compliance Manual. Any further inquiries relating to insider trading laws should be directed to the Company's legal department or the Company's outside counsel.

Duty to Report Inappropriate and Irregular Conduct and Violations of the Company's Code of Ethics

All employees, and particularly managers and/or supervisors, have a responsibility for maintaining financial integrity within the Company, consistent with generally accepted accounting principles, federal and state securities laws, regulations of other applicable regulatory bodies, and the Company's Code of Ethics. Any employee, who becomes aware of any incidents involving financial or accounting manipulation or other irregularities or potential legal or regulatory violations or the Company's Code of Ethics, whether by witnessing the incident or being told of it, must report it to their immediate supervisor and to the Company's Audit Committee. In certain instances, employees are allowed to participate in federal or state proceedings. Any failure to report in appropriate or irregular conduct of others is a severe disciplinary matter. It is against Company policy to retaliate against any individual who reports in good faith the violation or potential violation of the Company's Code of Ethics of another.

POLITICAL CONTRIBUTIONS

No assets of the Company, including the time of Company personnel, the use of Company premises or equipment and direct or indirect monetary payments, may be contributed to any political candidate, political action committees, political party or ballot measure without the written permission of the legal department of the Company.

COMPLIANCE PROGRAM

            In order to implement the principles of the Company's Code of Ethics and to establish a compliance program, the Company has adopted the following policies:

            Size of the Board: The Company's by-laws provide that the Board of Directors shall consist of up to seven persons. The Board will periodically review the appropriate size of the Board.

            Majority of Independent Directors: It is the policy of the Company that the directors will meet the appropriate standards of independence. In determining independence, the Board will consider the definition of "independence" under the relevant rules and regulations of the Securities and Exchange Commission and the American Stock Exchange.


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

            Management Directors: The Board anticipates that the Company's Chief Executive Officer will be nominated annually to serve on the Board. The Board may also nominate other members of management.

            Chair; Lead Independent Director: The Board will periodically appoint a Chair. Both independent and management directors, including the CEO, are eligible for appointment as the Chair. The Chair or one of the independent directors (if the Chair is not an independent director) may be designated by the Board to be the "lead independent director." The lead independent director may periodically, if the need arises, help schedule or conduct separate meetings of the independent directors.

            Selection of Board Nominees: The Board will be responsible for the selection of candidates for the nomination of all Board members. The Nominating and Corporate Governance Committee shall recommend candidates for election to the Board.

            Board  Membership   Criteria:The  Board's  policy  is  to  encourage
selection of directors who will contribute to the Company's overall corporate goals of responsibility to its shareholders and other stakeholders.

            Independent Directors' Discussions: The independent directors, under the direction of the lead independent director, may meet separately without management directors at least once per year to discuss such matters as the independent directors may consider appropriate. The Company's independent auditors, outside legal counsel, finance staff, legal staff and other employees may be invited to attend.

            Access to Information: The Board encourages the presentation at meetings by managers who can provide additional insight into matters being discussed. The Company's executive management will afford each Board member full access to the Company's records, information, employees, outside auditors and outside counsel.

            Board Committees: The Board shall have three standing committees: the Audit Committee, the Compensation Committee and the Nominating/Corporate Governance Committee. From time to time, the Board may establish additional committees.

            Committee Member Selection: The Board will designate the members and
Chairs of each committee. The membership of the Audit Committee, the Compensation Committee and the Nominating/Corporate Governance Committee shall meet all applicable criteria of the rules and regulations of the Securities and Exchange Commission and the American Stock Exchange.


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

            Committee Functions: The Board of Directors shall adopt a Committee Charter for each of the Audit Committee, the Compensation Committee and the Nominating/Corporate Governance Committee which shall provide the structure and guiding principles of such committees. The full authority and responsibilities of each committee are fixed by resolution of the full Board of Directors and the Committee Charter. The following is a brief summary of the authority of each committee:

      o Audit Committee. Review the Company's financial procedures and controls; monitor financial reporting and select and meet with independent auditors.

      o Compensation Committee. Review and approve compensation arrangements for the Company's executive officers and awards to them under employee benefit plans, including the Company's stock option plans.

      o Nominating and Corporate Governance Committee. Recommend to the full Board candidates for election to the Board and changes to governance policies.

            Insider Trading Compliance: The Board of Directors shall adopt an Insider Trading Compliance Program for the purposes of educating and ensuring that all subject persons are fully aware of the rules and regulations of the Securities and Exchange Commission with respect to insider trading. All Company personnel shall have full access to the legal department of the Company and the Company's outside counsel with respect to any insider trading questions or issues.

            Financial Reporting; Legal Compliance and Ethics: The Board's governance and oversight functions do not relieve the Company's executive management of its primary responsibility of preparing financial statements which accurately and fairly present the Company's financial results and condition, the responsibility of each executive officer to fully comply with applicable legal and regulatory requirements or the responsibility of each executive officer to uphold the ethical principles adopted by the Company.

            Corporate Communications: Management has the primary responsibility to communicate with investors, the press, employees and other stakeholders on a timely basis and to establish policies for such communication.

            Access to Legal Department and Outside Counsel: All Company personnel shall be accorded full access to the Company's legal department and the Company's outside legal counsel with respect to any matter which may arise relating to the Company's Code of Ethics.


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